EXHIBIT 99.1


       ANGEION RECEIVES PRE-MARKET APPROVAL FROM FDA FOR SENTINEL(R) ICDs

                         COMPACT, FEATURE INTENSIVE ICDs
                  TO BE MARKETED TO $960 MILLION U.S. INDUSTRY

MINNEAPOLIS (August 20, 1998) -- Angeion Corporation (Nasdaq:ANGN) announced today that it has received Pre-Market Approval (PMA) from the U.S. Food and Drug Administration (FDA) for its Sentinel(R) Series of Implantable Cardioverter Defibrillators (ICD). The PMA allows Angeion to market its Sentinel ICDs throughout the United States, which represents approximately 80 percent of the worldwide ICD market. This marks Angeion's first commercial entry into the U.S. ICD market, which is estimated at approximately $960 million. A PMA for Angeion's first family of ICDs should help expedite future related regulatory approvals in the United States.
         PMA approval has been granted for the Sentinel Series of four ICDs, the Models 2000, 2010, 2011 and 2012, the AngeFlex(TM) lead system, ICD programming system and external defibrillation test system.
         Sentinel ICDs are designed to provide value to the patient and physician by improving patient comfort, easing implantation and increasing the long-term cost-effectiveness of ICD therapy. Angeion's ASEC(TM) (Application Specific Electrochemistry) dual-battery system efficiently utilizes battery chemistry and capacity to extend device longevity - offering the longest in the industry - up to 10 years. Additional proprietary features include the Small Cap(TM) Biphasic Waveform and programmable Hot Can(R) electrode, both designed to lower defibrillation thresholds for increased patient safety, and sensing configurations to expand physician choices and optimize diagnostics.
         Angeion will market its ICDs in the United States through ELA*Angeion, a joint venture it established with ELA Medical in January 1998. ELA*Angeion employs a rapidly growing sales force which is being trained to market Angeion and ELA Medical's arrhythmia management products to hospitals and medical centers throughout the United States.
         Whitney A. McFarlin, Angeion's Chairman said, "Receiving this PMA is a confirmation of our commitment to the high quality and safety standards of our Sentinel Series for the world's largest ICD market. For Angeion and its stakeholders, the PMA is not only the capstone event in the development of our first ICD product family, it is the commencement of the nationwide marketing initiative to make Sentinel ICDs available to U.S. patients and doctors."




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          Angeion's next development in ICD technology, the Model 2020 Series, is currently being evaluated in U.S. clinical studies under an Investigational Device Exemption (IDE). Upon completion of the study, a PMA supplement application will be submitted.
         Incorporating several patented features of the Sentinel Series, the Model 2020 Series is designed to maximize diagnostic capabilities for patient data analysis benefits by incorporating one full hour of programmable stored electrograms and a unique, new feature called EGM Snapshot(TM), which allows the physician to store the patient's electrogram for later retrieval and analysis. The Model 2020 is one of the smallest ICDs to be implanted to date, with a volume of only 46 cc and weight of 87 grams. Angeion's AngePass(TM) lead system, which offers pacing, sensing and defibrillation capabilities in a low profile single-pass lead system, is also in clinical studies in the United States.
         Jim Hickey, Angeion's new President and CEO said, "We'll begin to make inroads in the U.S. market with our Sentinel 2010 Series, however the Model 2020 Series, which we will submit to the FDA shortly, is where we will begin to expect significant market impact. Our strategy has been to gain approval to compete with the 2010 Series. We believe that the additional, more attractive features of the 2020 Series are the keys to moving us toward profitable growth."
         In June 1998, Angeion received Conformite Europeenne (CE) Mark for the 2020 Model Series. The AngePass lead system received the CE Mark in November 1997. The European standard for safety and quality assurance, the CE Mark allows these products to be marketed in the European Union. Angeion's strategic partner, ELA Medical, will market these products through its established distribution network.
         Angeion Corporation designs, develops and manufactures sophisticated ICDs and catheter ablation systems for the treatment of rapid abnormal heartbeats, the cause of death for more than 400,000 adults in the U.S. each year. Angeion's Internet address is: http:// www.angeion.com.

The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements by their nature involve substantial risks and uncertainties. Actual results may differ materially depending on a variety of factors, including, but not limited to, the following: progress with clinical trials; time and costs involved in obtaining regulatory approvals; costs involved in filing, prosecuting and enforcing patents and defending against patent infringement claims; competing technological and market developments; costs of manufacturing and marketing scale-up; funding needs of the joint venture; need to obtain additional capital; and success of the strategic alliance with Synthelabo. Additional information with respect to the risks and uncertainties faced by the Company may be found in, and the prior discussion is qualified in its entirety by, the Risk Factors contained in the Company's Current Report of Form 8-K, as filed with the SEC on April 20, 1998, a copy of which is available upon request.
                                      -End-